                                                                    EXHIBIT(2)-3

                              AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER
                         DATED AS OF OCTOBER 24TH, 1996
                                 BY AND BETWEEN
                               MEDPARTNERS, INC.
                                      AND
                           CARDINAL HEALTHCARE, P.A.

                               TABLE OF CONTENTS

                              AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER
                                 BY AND BETWEEN
                               MEDPARTNERS, INC.
                                      AND
                           CARDINAL HEALTHCARE, P.A.

                                                                             PAGE
                                                                             ----
Parties....................................................................   A-5
Recitals...................................................................   A-5
Section  1.    THE MERGER..................................................   A-5
         1.1   The Merger..................................................   A-5
         1.2   The Closing.................................................   A-5
         1.3   Effective Time..............................................   A-6
         1.4   Effect of the Merger........................................   A-6
Section  2.    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
               CORPORATIONS; EXCHANGE OF CERTIFICATES......................   A-6
         2.1   Effect on Capital Stock.....................................   A-6
         2.2   Exchange of Certificates....................................   A-7
         2.3   Certificate of Incorporation of Surviving Corporation.......   A-9
         2.4   By-laws of the Surviving Corporation........................   A-9
         2.5   Directors and Officers of the Surviving Corporation.........   A-9
         2.6   Assets, Liabilities, Reserves and Accounts..................   A-9
         2.7   Corporate Acts of Cardinal..................................   A-9
Section  3.    REPRESENTATIONS AND WARRANTIES OF CARDINAL..................   A-9
         3.1   Organization, Existence and Good Standing...................   A-9
         3.2   Cardinal Capital Stock......................................  A-10
         3.3   Subsidiaries................................................  A-10
         3.4   Foreign Qualifications......................................  A-10
         3.5   Power and Authority.........................................  A-10
         3.6   Cardinal Financial Information..............................  A-10
         3.7   Contracts, etc..............................................  A-11
         3.8   Properties and Assets.......................................  A-11
         3.9   Legal Proceedings...........................................  A-11
         3.10  Subsequent Events...........................................  A-11
         3.11  Accounts Receivable.........................................  A-12
         3.12  Tax Returns.................................................  A-12
         3.13  Employee Benefit Plans; Employment Matters..................  A-12
         3.14  Compliance with Laws in General.............................  A-13
         3.15  Regulatory Approvals........................................  A-13
         3.16  Commissions and Fees........................................  A-13
         3.17  Retirement or Re-Acquisition of MedPartners Common Stock....  A-13
         3.18  Disposition of Assets of Surviving Corporation..............  A-13
         3.19  Vote Required...............................................  A-13
         3.20  No Untrue Representations...................................  A-13
         3.21  Cardinal Shareholder Investment Qualification...............  A-13
Section  4.    REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS...............  A-14
         4.1   Organization, Existence and Good Standing...................  A-14
         4.2   MedPartners Capitalization..................................  A-14
         4.3   MedPartners Common Stock....................................  A-14

                                                                             PAGE
                                                                             ----
         4.4   Subsidiaries and Affiliated Entities........................  A-14
         4.5   Organization, Existence and Good Standing of MedPartners
               Subsidiaries and MedPartners Professional Corporations......  A-15
         4.6   Foreign Qualifications......................................  A-15
         4.7   Power and Authority.........................................  A-15
         4.8   MedPartners Public Information..............................  A-15
         4.9   Legal Proceedings...........................................  A-16
         4.10  Subsequent Events...........................................  A-16
         4.11  Compliance with Laws in General.............................  A-16
         4.12  Regulatory Approvals........................................  A-16
         4.13  Investment Intent...........................................  A-17
         4.14  Commissions and Fees........................................  A-17
         4.15  Retirement or Re-Acquisition of MedPartners Common Stock....  A-17
         4.16  Disposition of Assets of Surviving Corporation..............  A-17
         4.17  No Untrue Representations...................................  A-17
Section  5.    ACCESS TO INFORMATION AND DOCUMENTS.........................  A-17
         5.1   Access to Information.......................................  A-17
         5.2   Return of Records...........................................  A-18
         5.3   Effect of Access............................................  A-18
Section  6.    COVENANTS...................................................  A-18
         6.1   Preservation of Business....................................  A-18
         6.2   Material Transactions.......................................  A-18
         6.3   Meeting of Cardinal Shareholders............................  A-19
         6.4   Securities Matters..........................................  A-19
         6.5   Exemption from State Takeover Laws..........................  A-20
         6.6   Public Disclosures..........................................  A-20
         6.7   Resignation of Cardinal Directors...........................  A-20
         6.8   Practice Integration........................................  A-20
         6.9   Notice of Subsequent Events.................................  A-20
         6.10  No Solicitations............................................  A-20
         6.11  Other Actions...............................................  A-20
         6.12  Cardinal Conversion.........................................  A-21
         6.13  Accounting Methods..........................................  A-21
         6.14  Pooling and Tax-Free Reorganization Treatment...............  A-21
         6.15  Affiliate and Pooling Agreements............................  A-21
         6.16  Cooperation.................................................  A-21
         6.17  Publication of Combined Results.............................  A-21
         6.18  Transfer of Cardinal Assets.................................  A-22
         6.19  Stock Purchase Plan.........................................  A-22
         6.20  MedPartners Employment......................................  A-22
         6.21  Spin-Off Subsidiary.........................................  A-22
         6.22  Clinic Services Agreement...................................  A-22
         6.23  Employee Benefit Plans......................................  A-22
Section  7.    TERMINATION, AMENDMENT AND WAIVER...........................  A-23
         7.1   Termination.................................................  A-23
         7.2   Effect of Termination.......................................  A-24
         7.3   Amendment...................................................  A-24
         7.4   Extension; Waiver...........................................  A-24
         7.5   Procedure for Termination, Amendment, Extension or Waiver...  A-24
         7.6   Expenses....................................................  A-24

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
                                                                             PAGE
                                                                             ----
Section  8.    CONDITIONS TO CLOSING.......................................  A-25
         8.1   Mutual Conditions...........................................  A-25
         8.2   Conditions to Obligations of MedPartners....................  A-25
         8.3   Conditions to Obligations of Cardinal.......................  A-26
Section  9.    MISCELLANEOUS...............................................  A-27
         9.1   Nonsurvival of Representations and Warranties...............  A-27
         9.2   Notices.....................................................  A-27
         9.3   Further Assurances..........................................  A-28
         9.4   Indemnification.............................................  A-28
         9.5   Governing Law...............................................  A-28
         9.6   "Including".................................................  A-28
         9.7   "Knowledge".................................................  A-28
         9.8   "Material adverse change" or "material adverse effect"......  A-28
         9.9   "Hazardous Materials".......................................  A-28
         9.10  Environmental Laws..........................................  A-29
         9.11  Captions....................................................  A-29
         9.12  Integration of Exhibits.....................................  A-29
         9.13  Entire Agreement............................................  A-29
         9.14  Counterparts................................................  A-29
         9.15  Binding Effect..............................................  A-29
         9.16  No Rule of Construction.....................................  A-29
Testimonium................................................................  A-29
Signatures.................................................................  A-29

                              AMENDED AND RESTATED

                          PLAN AND AGREEMENT OF MERGER

     AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER ("Plan of Merger"), made and entered into as of the 24th day of October, 1996, by and between MEDPARTNERS, INC. a Delaware corporation ("MedPartners"), and CARDINAL HEALTHCARE, P.A., a North Carolina professional association ("Cardinal") (Cardinal and MedPartners being sometimes collectively referred to herein as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of MedPartners and Cardinal have approved the merger of Cardinal with and into MedPartners (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, amended and restated as set forth herein, whereby each share of Common Stock, no par value per share, of Cardinal (the "Cardinal Common Stock"), not owned directly or indirectly by Cardinal, except Dissenting Shares (as herein defined), will be converted into the right to receive the Merger Consideration (as herein defined) (the Cardinal Common Stock may be sometimes hereinafter referred to as the "Cardinal Shares");

     WHEREAS, each of MedPartners and Cardinal desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, immediately prior to the Merger, certain of Cardinal's assets and liabilities are to be transferred to a wholly-owned subsidiary of Cardinal (the "Spin-Off Subsidiary"), including physician employment agreements, patient records, Medicare employer identification number, pension, profit sharing and welfare benefit plans, provider contracts, securities and certain obligations to pay expenses, and the shares of the Spin-Off Subsidiary are to be distributed to Cardinal's shareholders by dividend.

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   SECTION 1.

                                  THE MERGER.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the North Carolina Business Corporation Act (the "NCBCA") Cardinal shall be merged with and into MedPartners at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Cardinal shall cease and MedPartners shall continue as the surviving corporation (the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Delaware under the name MedPartners, Inc. and shall succeed to and assume all the rights and obligations of Cardinal and MedPartners in accordance with the DGCL and the NCBCA.

     1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 8.2 and 8.3) shall be no later than the second business day after satisfaction of the conditions set forth in Section 8.1 (other than Section 8.1(a)), but in no event later than November 30, 1996, at the offices of Alston & Bird, Atlanta, Georgia, unless another date or place is agreed to in writing by the parties hereto.

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

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, MedPartners shall file a Certificate of Merger (the "Certificate of Merger") executed by MedPartners in accordance with the relevant provisions of the DGCL and MedPartners and Cardinal shall file Articles of Merger (the "Articles of Merger") executed by MedPartners and Cardinal in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the DGCL and the NCBCA and as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger is duly filed with the Secretary of State of North Carolina, or at such other time as MedPartners and Cardinal shall agree should be specified in the respective Delaware Certificate of Merger and the Articles of Merger (the "Effective Time").

     1.4 Effect of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL and Section 55-11-06 of the NCBCA.

                                   SECTION 2.

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Cardinal Common Stock:

          (a) Cancellation of Treasury Stock. Each share of Cardinal Common Stock that is owned by Cardinal or by any subsidiary of Cardinal shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.001 per share, of MedPartners ("MedPartners Common Stock"), cash or other consideration shall be delivered in exchange therefor.

          (b) Conversion of Cardinal Shares. In the Merger, all of the Cardinal Shares (other than Dissenting Shares and those shares cancelled pursuant to Section 2.1 (a)) shall be converted into the right to receive that number of shares of MedPartners Common Stock equal to the Merger Consideration (as defined herein). All such shares of MedPartners Common Stock shall be fully paid and nonassessable and are hereinafter sometimes referred to as the "MedPartners Shares". Upon such conversion, all such Cardinal Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive MedPartners Shares issued in exchange therefor on the terms provided herein.

          "Merger Consideration" means the sum of (i) the Closing Date Share Amount and (ii) the amount, if any, by which the Registration Date Share Amount exceeds the Closing Date Share Amount (such difference, if any, being referred to herein as the "Excess Shares"). "Closing Date Share Amount" means that number of MedPartners Shares (rounded to the nearest whole share) equal to $43,000,000 divided by the lesser of $23 or the Closing Date Trading Price. "Registration Date Share Amount" means that number of MedPartners Shares (rounded to the nearest whole share) equal to $43,000,000 divided by the lesser of $23 or the Registration Date Trading Price. "Closing Date Trading Price" means the average of the last reported sale prices per share of the MedPartners Common Stock for the 10 consecutive trading days on which such shares are actually traded on the New York Stock Exchange, Inc. (the "NYSE") ending at the close of trading on the second trading day immediately preceding the Closing Date. "Registration Date Trading Price" means the average of the last reported sale prices per share of the MedPartners Common Stock for the 10 consecutive trading days on which such shares are actually traded on the NYSE ending at the close of trading on the second trading day immediately preceding the date on which the Shelf Registration, as defined in Section 6.4(f) hereof, is declared effective (the "Registration Effective Date").

          (c) Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, Cardinal Shares outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to, and who properly dissents in accordance with Article 13 of the NCBCA ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration and any cash in lieu of fractional shares of MedPartners Common Stock unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time , such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the Merger Consideration pursuant to Section 2.1(c) and the cash in lieu of fractional shares of MedPartners Common Stock specified in Section 2.2(e).

          (d) Anti-Dilution Provisions. If after the date hereof and prior to the date of effectiveness of the Shelf Registration, MedPartners shall have declared a stock split (including a reverse split) of MedPartners Common Stock or a dividend payable in MedPartners Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of MedPartners Common Stock with respect to their MedPartners Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Merger Consideration shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2 Exchange of Certificates. (a) Exchange Agent. Upon Cardinal's written direction, MedPartners shall use its best efforts to arrange for delivery of all MedPartners shares that are issuable as of the Effective Time pursuant to the Merger to former Cardinal shareholders at Cardinal's address as provided in
Section 9.2 hereof. Such written direction shall be provided one day prior to Closing and shall include the names of all such holders and numbers of shares to be included in the certificate or certificates for each such holder. Shares shall be placed into the custody of such courier no later than close of business no later than the second business day following the Closing Date, for delivery to Cardinal on the third business day following the Closing Date. In the event that Cardinal does not provide the directions described above in this paragraph, prior to the Effective Time, MedPartners shall enter into an agreement with First Chicago Trust of New York, New York, New York (the "Exchange Agent"), which provides that MedPartners shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Cardinal Shares, for exchange in accordance with this Section 2, through the Exchange Agent, (i) certificates representing the shares of MedPartners Common Stock in the Closing Date Share Amount pursuant to Section 2.1 and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of MedPartners Common Stock pursuant to Section 2.2 (such shares of MedPartners Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and together with the cash referred to in clause (ii) of this Section 2.2(a), being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Cardinal Shares. Excess Shares if any, shall be issuable on the Registration Effective Date and shall be sent to former Cardinal Shareholders entitled to such shares by overnight courier at the notice address for Cardinal provided in Section 9 hereof.

     (b) Exchange Procedures. As soon as reasonably practicable, but no later than ten business days, after the Effective Time, MedPartners shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding Cardinal Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MedPartners may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MedPartners Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MedPartners Common Stock which such holder has the right to receive on and as of the Closing Date pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cardinal Shares which is not registered in the transfer records of Cardinal, a certificate representing the proper number of shares of MedPartners Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of MedPartners Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of MedPartners that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MedPartners Common Stock and cash in lieu of any fractional shares of MedPartners Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of MedPartners Common Stock. Former shareholders of record of Cardinal shall not be entitled to vote after the Effective Time at any meeting of MedPartners stockholders unless such holders have exchanged their Certificates for certificates representing MedPartners Common Stock in accordance with this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to MedPartners Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of MedPartners Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of MedPartners Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of MedPartners Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of MedPartners Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of MedPartners Common Stock.

     (d) No Further Ownership Rights in Cardinal Shares. All shares of MedPartners Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Cardinal Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of MedPartners Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of MedPartners. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Cardinal Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock (after taking into account all Certificates delivered by such holder) on and as of the Closing Date shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the lesser of the Closing Date Trading Price or $23 as set forth in Section 2.1(b). No fractional shares or cash in lieu thereof shall be issued in connection with amounts exceeding whole numbers of Excess Shares, if any, determined to be issuable at the Registration Effective Date.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to MedPartners, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to MedPartners for payment of MedPartners Common Stock, any cash in lieu of fractional shares of MedPartners Common Stock and any dividends or distributions with respect to MedPartners Common Stock.

     (g) No Liability. None of MedPartners, Cardinal or the Exchange Agent shall be liable to any person in respect of any shares of MedPartners Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of MedPartners Common Stock, any cash in lieu of fractional shares of MedPartners Common Stock or any dividends or distributions with respect to MedPartners Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (i) If any certificate shall have been lost, stolen or destroyed, upon execution by the holder of such certificate of an affidavit to the effect that such certificate has been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the applicable number of MedPartners Shares issuable to the former Cardinal shareholder, any cash in lieu of fractional shares to which the former Cardinal shareholder is entitled pursuant to Section 2.2(e) of this Agreement and any dividends or other distributions to which the holder thereof is entitled pursuant to this Agreement.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by MedPartners, on a daily basis. Any interest and other income resulting from such investments shall be paid to MedPartners.

     2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of MedPartners, effective immediately following the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

     2.4 By-laws of the Surviving Corporation. The By-laws of MedPartners shall be the By-laws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the said By-laws.

     2.5 Directors and Officers of the Surviving Corporation. The directors and officers of MedPartners immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of MedPartners and Cardinal shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7 Corporate Acts of Cardinal. All corporate acts, plans, policies, approvals and authorizations of Cardinal, its officers and agents, its shareholders, its Board of Directors, and committees elected or appointed by the Board of Directors, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to Cardinal to the extent not inconsistent with the terms of this Plan of Merger.

                                   SECTION 3.

                  REPRESENTATIONS AND WARRANTIES OF CARDINAL.

     Cardinal hereby represents and warrants to MedPartners as follows:

     3.1 Organization, Existence and Good Standing. Cardinal is a professional corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Cardinal has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Cardinal does not, and has not within the two years immediately preceding the date of this Plan of Merger owned, directly or indirectly, any shares of MedPartners Common Stock.

     3.2 Cardinal Capital Stock. Cardinal's authorized capital consists of 50,000 shares of Class A Common Stock, no par value per share, of which 54 shares are issued and outstanding as of September 30, 1996 and no shares are held in treasury; 5,000 shares of Class B Cumulative Preferred Stock, no par value per share, of which no shares are issued and outstanding and no shares are held in treasury; and 45,000 shares of Class C Preferred Stock, no par value per share, of which no shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding Cardinal Shares are duly and validly issued, fully paid and nonassessable. Except as set forth in Exhibit 3.2 to the Disclosure Schedule delivered to MedPartners by Cardinal at the time of the execution and delivery of this Plan of Merger (the "Cardinal Disclosure Schedule"), there are no options, warrants, or similar rights granted by Cardinal or outstanding securities convertible into Cardinal Common Stock, or any other agreements to which Cardinal is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the Cardinal Shares. Cardinal has not made any distributions to any holders of Cardinal Shares or participated in or effected any issuance, exchange or retirement of Cardinal Shares, or otherwise changed the equity interests of holders of Cardinal Shares in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any Cardinal Shares that Cardinal has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

     3.3 Subsidiaries. Except as set forth in Exhibit 3.3 to the Cardinal Disclosure Schedule, Cardinal does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Except as set forth in Exhibit 3.3 to the Cardinal Disclosure Schedule, Cardinal does not own an equity interest in, nor does such entity control, directly or indirectly, any other joint venture or partnership.

     3.4 Foreign Qualifications. Cardinal is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business or operations.

     3.5 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, Cardinal has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Articles of Incorporation, By-laws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth in Exhibit 3.5 to the Cardinal Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Articles of Incorporation or By-laws of Cardinal or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Cardinal is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated would have a material adverse effect on Cardinal. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Cardinal.

     3.6 Cardinal Financial Information. Cardinal has heretofore furnished MedPartners with a true and complete copy of the audited financial statements of Cardinal as of and for the period ended, June 30, 1996, and such financial statements are set forth in Exhibit 3.6 to the Cardinal Disclosure Schedule. The financial statements, together with the notes thereto reflect all known liabilities of Cardinal, fixed or contingent, required to be stated therein, and present fairly the financial condition of Cardinal at said dates and the results of operations and cash flows of Cardinal for the periods then ended MedPartners has relied on such financial statements in evaluating the Merger and determining the Merger consideration. The balance sheet of Cardinal at September 30, 1996, is herein sometimes referred to as the "Cardinal Balance Sheet".

     3.7 Contracts, etc. (a) All material contracts, leases, agreements and arrangements to which Cardinal is a party are legally valid and binding in accordance with their terms and in full force and effect and Cardinal has provided MedPartners with copies of all such documents. To the knowledge of Cardinal, all parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and, to the knowledge of Cardinal, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on Cardinal.

     (b) Except as set forth in Exhibit 3.7 to the Cardinal Disclosure Schedule, no contract or agreement to which Cardinal is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on Cardinal. Set forth on Exhibit 3.7 to the Cardinal Disclosure Schedule is a list of all material contracts to which Cardinal is a party which cannot be terminated on 90 days notice, without cause.

     (c) Except as set forth in Exhibit 3.7 to the Cardinal Disclosure Schedule, Cardinal has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.8) or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.8 Properties and Assets. Cardinal owns or leases all of the real and personal property included in the Cardinal Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of Cardinal's business since the date of the Cardinal Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect continued use of such property, or
(ii) which are set forth in Exhibit 3.8 to the Cardinal Disclosure Schedule.

     3.9 Legal Proceedings. Except as listed in Exhibit 3.9 to the Cardinal Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of Cardinal, threatened against Cardinal, at law or in equity, relating to or affecting Cardinal, including the Merger that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business or assets of Cardinal. Cardinal does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business or assets of Cardinal.

     3.10 Subsequent Events. Except as set forth in Exhibit 3.10 to the Cardinal Disclosure Schedule or as contemplated by this Plan of Merger, Cardinal has not, since the date of the Cardinal Balance Sheet:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Cardinal Balance Sheet or (ii) liabilities incurred since the date of the Cardinal Balance Sheet in the ordinary course of business, which discharge or satisfaction would not have a material adverse effect on Cardinal.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on Cardinal, except as may have been required due to income or operations of Cardinal since the date of the Cardinal Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of Cardinal.

          (e) Sold or transferred any of the assets material to the consolidated business of Cardinal, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by Cardinal to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

          (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities.

     3.11 Accounts Receivable. Since the date of the Cardinal Balance Sheet, Cardinal has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. Cardinal is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on Cardinal.

     3.12 Tax Returns. Cardinal has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on Cardinal. Cardinal has made all payments shown as due on such returns. Cardinal has not been notified that any tax returns of Cardinal are currently under audit by the Internal Revenue Service or any state or local tax agency. No agreements have been made by Cardinal for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.13 Employee Benefit Plans; Employment Matters. (a) Except as set forth in Exhibit 3.13(a) to the Cardinal Disclosure Schedule, Cardinal has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program or arrangement (whether or not set forth in a written document),
(ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed in Exhibit 3.13(a) to the Cardinal Disclosure Schedule (individually, a "Cardinal Plan" and collectively, the "Cardinal Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Cardinal has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Cardinal Plans that is not subject to a statutory or regulatory exception and that could have a material adverse effect on Cardinal. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the Cardinal Plans which is subject to Title IV of ERISA. Cardinal has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     (b) Except as disclosed in the Cardinal Documents or as set forth in
Exhibit 3.13(b) to the Cardinal Disclosure Schedule, Cardinal is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.14 Compliance with Laws in General. Except as set forth in Exhibit 3.14 to the Cardinal Disclosure Schedule, Cardinal has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Cardinal which, if it were determined that a violation had occurred, would have a material adverse effect on Cardinal.

     3.15 Regulatory Approvals. Except as set forth in Exhibit 3.15 to the Cardinal Disclosure Schedule, Cardinal holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as presently proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on Cardinal. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of Cardinal are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on Cardinal. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of Cardinal, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws, the consummation of the Merger will not violate any law or restriction to which Cardinal is subject which, if violated, would have a material adverse effect on Cardinal.

     3.16 Commissions and Fees. Except for fees payable to Shattuck Hammond Partners pursuant to the engagement letter, dated December 20, 1995, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against MedPartners resulting from any action taken by Cardinal or its officers, directors or agents, or any of them.

     3.17 Retirement or Re-Acquisition of MedPartners Common Stock. Cardinal is not a party to any agreement the effect of which would be to require MedPartners directly or indirectly to retire or re-acquire all or part of the shares of MedPartners Common Stock issued pursuant to Section 2.1 hereof.

     3.18 Disposition of Assets of Surviving Corporation. Cardinal is not a party to any plan to dispose of a significant part of the assets of the Surviving Corporation within two years after the Closing Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding Cardinal Shares entitled to vote thereon is the only vote of the holders of any class or series of Cardinal capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     3.20 No Untrue Representations. No representation or warranty by Cardinal in this Plan of Merger, and no exhibit or certificate issued by Cardinal and furnished or to be furnished to MedPartners pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

     3.21 Cardinal Shareholder Investment Qualification. More than nineteen of Cardinal's shareholders earned more than $200,000 for each of the past two years and are expected to earn more than $200,000 during the current year.

                                   SECTION 4.

                 REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS.

     MedPartners hereby represents and warrants to Cardinal as follows:

     4.1 Organization, Existence and Good Standing. MedPartners is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. MedPartners has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. MedPartners is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has MedPartners within such time owned, directly or indirectly, any Cardinal Shares.

     4.2 MedPartners Capitalization. MedPartners has an authorized capitalization of 9,500,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and no shares are held in treasury, 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding and no shares are held in treasury and 200,000,000 shares of Common Stock, par value $.001 per share, of which 146,208,305 shares were issued and outstanding at September 13, 1996, and no shares are held in treasury. All of the issued and outstanding shares of MedPartners Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as disclosed in the MedPartners Documents (as herein defined), and except as described on Exhibit 4.2 to the MedPartners Disclosure Schedule delivered to Cardinal at the time of the execution and delivery of this Plan of Merger (the "MedPartners Disclosure Schedule"), there are no options, warrants or similar rights granted by MedPartners or outstanding securities convertible into MedPartners Common Stock, or any other agreements to which MedPartners is a party providing for the issuance or sale by it of any additional securities.

     There is no liability for dividends declared or accumulated but unpaid with respect to any shares of MedPartners Common Stock. MedPartners has not made any distributions to any holder of MedPartners Common Stock or participated in or effected any issuance, exchange or retirement of MedPartners Common Stock, or otherwise changed the equity interests of holders of MedPartners Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of MedPartners Common Stock that MedPartners has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

     4.3 MedPartners Common Stock. On the Closing Date, MedPartners will have a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the holders of Cardinal Shares in accordance with the provisions of this Plan of Merger. The MedPartners Common Stock to be issued pursuant to this Plan of Merger (i) will, when so delivered, be duly and validly issued, fully paid and nonassessable, (ii) will be made the subject of an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and (iii) will be listed on the NYSE, upon official notice of issuance.

     4.4 Subsidiaries and Affiliated Entities. (a) Attached as Exhibit 4.4 to the MedPartners Disclosure Schedule is a list of all subsidiaries of MedPartners (individually, a "MedPartners Subsidiary", and collectively, the "MedPartners Subsidiaries") and their states of incorporation and all professional corporations or professional associations of which MedPartners has control and their states of incorporation ("MedPartners Professional Corporations"). Except as set forth in Exhibit 4.4, MedPartners does not own stock in and does not control, directly or indirectly, any other corporation, association, partnership or business organization.

     (b) Also disclosed in Exhibit 4.4 is a list of all general or limited partnerships in which a general partner is MedPartners, a MedPartners Subsidiary or another partnership controlled by MedPartners (individually a "MedPartners Partnership" and collectively, the "MedPartners Partnerships"), and all limited liability companies in which MedPartners, a MedPartners Subsidiary or a MedPartners Partnership is a member (individually, a "MedPartners LLC" (the MedPartners Professional Corporation and the MedPartners LLCs being collectively called the "Other MedPartners Entities"), and their states of organization. Except as set forth in Exhibit 4.4, neither MedPartners nor any MedPartners Subsidiary nor any MedPartners Partnership owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture, limited liability company or partnership.

     4.5 Organization, Existence and Good Standing of MedPartners Subsidiaries and MedPartners Professional Corporations. (a) Each MedPartners Subsidiary (including MedPartners of Delaware and MAC (as defined herein)) and each MedPartners Professional Corporation is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each MedPartners Subsidiary and each MedPartners Professional Corporation has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each MedPartners Partnership that is a limited partnership is validly formed, each MedPartners Partnership that is a general partnership has been duly organized, and each MedPartners Partnership is in good standing under the laws of its respective state of organization. Each MedPartners Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

     (c) Each MedPartners LLC is validly formed and in good standing under the laws of its respective state of organization. Each MedPartners LLC has all necessary power to own its property and assets and to carry on its business as presently conducted.

     4.6 Foreign Qualifications. MedPartners, each MedPartners Subsidiary and each MedPartners LLC is qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on MedPartners.

     4.7 Power and Authority. MedPartners has corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of MedPartners, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which MedPartners is a party or by which it is bound, or violate any restrictions of any kind to which MedPartners is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of MedPartners.

     4.8 MedPartners Public Information. MedPartners has heretofore furnished Cardinal with information regarding MedPartners including its Prospectus dated October 16, 1996 (Registration No. 333-13471) relating to shares of MedPartners Common Stock (the "Prospectus"), its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("10-K")and its Quarterly Report for the quarter ended June 30, 1996 ("10-Q") filed with the Securities and Exchange Commission ("SEC") (as any such documents have been amended since their original filing, the "MedPartners Documents"). As of their respective filing dates, the MedPartners Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the MedPartners Documents complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations promulgated under such statutes. The financial statements contained in the MedPartners Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of MedPartners, fixed or contingent, required to be stated therein, and present fairly the financial condition of MedPartners at said dates and the consolidated results of operations and cash flows of MedPartners for the periods then ended. The consolidated balance sheet of MedPartners at December 31,1995, included in the 10-K is herein sometimes referred to as the "MedPartners Balance Sheet".

     4.9 Legal Proceedings. There is no pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting MedPartners, any MedPartners Subsidiary or any Other MedPartners Entity or the transactions contemplated by this Plan of Merger for which MedPartners is uninsured or which, if resolved adversely to MedPartners, any MedPartners Subsidiary or any Other MedPartners Entity would have a material adverse effect on MedPartners and, to the knowledge of MedPartners, no basis for any such action exists.

     4.10 Subsequent Events. Except as set forth in Exhibit 4.10 to the MedPartners Disclosure Schedule, MedPartners (including the MedPartners Subsidiaries and Other MedPartners Entities) has not, since the date of the MedPartners Balance Sheet:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the MedPartners Balance Sheet or (ii) liabilities incurred since the date of the MedPartners Balance Sheet in the ordinary course of business, which discharge or satisfaction would not have a material adverse effect on MedPartners.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on MedPartners, except as may have been required due to income or operations of MedPartners since the date of the MedPartners Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of MedPartners.

          (e) Sold or transferred any of the assets material to the consolidated business of MedPartners, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by MedPartners to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

          (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under MedPartners' stock option plans or stock options under such plans and except as set forth in Exhibit 4.10 to the MedPartners Disclosure Schedule.

     4.11 Compliance with Laws in General. None of MedPartners, any MedPartners Subsidiary or any Other MedPartners Entity has received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by MedPartners, any MedPartners Subsidiary or any Other MedPartners Entity which, if it were determined that a violation had occurred, would have a material adverse effect on MedPartners.

     4.12 Regulatory Approvals. Except as disclosed in the MedPartners Documents or in Exhibit 4.12 to the MedPartners Disclosure Schedule, MedPartners and each MedPartners Subsidiary, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on MedPartners. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of MedPartners and each MedPartners Subsidiary are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on MedPartners. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of MedPartners, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. The consummation of the Merger will not violate any law or restriction to which MedPartners is subject which, if violated, would have a material adverse effect on MedPartners.

     4.13 Investment Intent. MedPartners is acquiring the Cardinal Shares hereunder for its own account and not with a view to the distribution or sale thereof, and MedPartners has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the Cardinal Shares to any other person, firm or corporation.

     4.14 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Plan of Merger resulting from any action taken by MedPartners or any of its officers, Directors or agents.

     4.15 Retirement or Re-Acquisition of MedPartners Common Stock. MedPartners has not agreed directly or indirectly to retire or re-acquire all or part of the shares of MedPartners Common Stock issued pursuant to Section 2.1 hereof.

     4.16 Disposition of Assets of Surviving Corporation. MedPartners does not intend or plan to dispose of, or to cause the Surviving Corporation to dispose of, or to cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     4.17 No Untrue Representations. No representation or warranty by MedPartners in this Plan of Merger, and no exhibit or certificate issued by MedPartners and furnished or to be furnished to Cardinal pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

                                   SECTION 5.

                      ACCESS TO INFORMATION AND DOCUMENTS.

     5.1 Access to Information. (a) Between the date hereof and the Closing Date, Cardinal will give to MedPartners and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish MedPartners with copies of such documents and with such information with respect to the affairs as MedPartners may from time to time reasonably request. Cardinal will disclose and make available to MedPartners and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Cardinal. In addition, Cardinal shall make available to MedPartners all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Cardinal's banking, investment and financial arrangements with those of MedPartners at the Effective Time.

     (b) Between the date hereof and the Closing Date, MedPartners will give to Cardinal and its counsel, accountants and other representatives reasonable access to all the properties, documents, contracts, personnel files and other records and shall furnish Cardinal with copies of such documents and with such information with respect to the affairs as Cardinal may from time to time reasonably request. MedPartners will disclose and make available to Cardinal and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of MedPartners. It is understood and agreed that no information or document which is proprietary or not available to the public will be delivered to Cardinal pursuant to this Section 5.1(b).

     5.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 5 or otherwise.

     5.3 Effect of Access. (a) Nothing contained in this Section 5 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

     (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

                                   SECTION 6.

                                   COVENANTS.

     6.1 Preservation of Business. Cardinal will use its reasonable best efforts to preserve the business organization of Cardinal intact, to keep available to MedPartners and the Surviving Corporation the services of the present employees of Cardinal, and to preserve for MedPartners and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Cardinal.

     6.2 Material Transactions. Prior to the Effective Time, Cardinal will not (other than as contemplated by the terms of this Plan of Merger and the related documents, including, without limitation, the employment agreements by and between Cardinal and the physician employees of Cardinal, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof and transactions described on Exhibit 6.2 to the Cardinal Disclosure Schedule which do not vary materially from the terms set forth on such Exhibit 6.2), without first obtaining the written consent of
MedPartners:

          (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of Cardinal, other than in the ordinary course of business or as otherwise disclosed herein.

          (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to Cardinal except as provided herein.

          (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $150,000.

          (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of Cardinal.

          (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with Cardinal's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan.

          (f) Extend credit to anyone except in the ordinary course of business consistent with prior practices.

          (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

          (h) Amend its Articles of Incorporation or By-laws.

          (i) Take any action of a character described in Section 3.10(a) to 3.10(h), inclusive.

     6.3 Meeting of Cardinal Shareholders. Cardinal will take all steps necessary in accordance with its Articles of Incorporation and By-laws to call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") as soon as practicable after the date of execution of this Plan of Merger for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of Cardinal (subject to the provisions of Section 7.1(d) hereof) will (i) recommend to its shareholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the Shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its Shareholders of this Plan of Merger and the transactions contemplated hereby.

     6.4 Securities Matters. (a) MedPartners and Cardinal shall prepare and Cardinal shall distribute to the holders of Cardinal Shares an information package, including an Offering Circular and Proxy Statement (collectively, the "Information Package") designed to provide each shareholder with such information needed about this Plan of Merger and the Merger in order to qualify the private placement of MedPartners Shares into which the Cardinal Shares are to be converted pursuant to this Plan of Merger for the exemption under the Securities Act provided by Section 4(2). Cardinal shall provide MedPartners with such information and documentation as shall be reasonably requested by MedPartners in order to prepare the Information Package contemplated by this
Section 6.4(a).

     (b) The information specifically designated as being supplied by Cardinal for inclusion in the Information Package shall not, at the time the Information Package is delivered to the shareholders of Cardinal, at the time of the meeting of the Cardinal shareholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Cardinal, or its officers or directors, should be discovered by Cardinal which should be set forth in an amendment or a supplement to the Information Package, Cardinal shall promptly inform MedPartners.

     (c) The information supplied by MedPartners for inclusion in the Information Package shall not, at the time the Information Package is delivered to the shareholder of Cardinal, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to MedPartners, or its officers or Directors, should be discovered by MedPartners which should be set forth in an amendment or a supplement to the Information Package, MedPartners shall promptly inform Cardinal and shall promptly prepare and distribute such amendment or supplement to the Information Package.

     (d) Prior to the Closing Date, MedPartners shall cause, to the extent required, the shares of MedPartners Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the MedPartners Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (e) Prior to the Closing Date, MedPartners shall file a Subsequent Listing Application with the NYSE relating to the shares of MedPartners Common Stock to be issued in connection with the Merger, and shall cause such shares of MedPartners Common Stock to be listed on the NYSE, upon official notice of issuance, prior to the Closing Date.

     (f) Immediately after the Closing Date, MedPartners shall file with the SEC a Registration Statement on Form S-1, or on Form S-3 if then eligible (the "Shelf Registration"), as contemplated in Section 3(a) of a Registration Rights Agreement, in substantially the form attached hereto as Exhibit 6.4(f). MedPartners shall use its reasonable best efforts to cause such Shelf Registration to be declared effective as soon as practicable thereafter. In connection with the Shelf Registration, Cardinal shall and shall use its best effort to cause the holders of Cardinal Shares to provide all information regarding Cardinal and such holders as MedPartners shall reasonably require in the preparation of the Shelf Registration.

     6.5 Exemption from State Takeover Laws. Cardinal shall take all reasonable steps necessary and within its power to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of Cardinal's Board of Directors.

     6.6 Public Disclosures. MedPartners and Cardinal will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the NYSE. The parties shall issue a joint press release, mutually acceptable to MedPartners and Cardinal, promptly upon execution and delivery of this Plan of Merger.

     6.7 Resignation of Cardinal Directors. On or prior to the Closing Date, Cardinal shall deliver to MedPartners evidence satisfactory to MedPartners of the resignation of the Directors of Cardinal, such resignations to be effective on the Closing Date.

     6.8 Practice Integration. MedPartners will use its best efforts to integrate into Cardinal the 16 primary care physicians managed by a subsidiary of MedPartners as a result of its acquisition of Pacific Physician Services, Inc., in a method agreeable to MedPartners, Cardinal and such physicians.

     6.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events of which they have knowledge which would cause any material change in or material addition to any exhibit delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 6.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

     6.10 No Solicitations. Either MedPartners or Cardinal may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 5.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of its Common Stock or similar transaction (an "Acquisition Transaction"), if the Board of Directors of MedPartners or Cardinal, as the case may be, determines in its good faith judgment in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Exchange Act, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. Except as set forth above, MedPartners or Cardinal shall not, and will direct each officer, director, employee, representative and agent of such party not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than MedPartners or an affiliate or associate or agent of MedPartners) concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving such party. Such party shall promptly notify the other party if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, such notification to include the identity of such third party and the proposed terms of such possible Acquisition Transaction.

     6.11 Other Actions. Subject to the provisions of Section 6.10 hereof, none of Cardinal, MedPartners and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Cardinal or MedPartners to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Cardinal or MedPartners to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

     6.12 Cardinal Conversion. Prior to the Effective Time, Cardinal and or its shareholders shall take such action as is required to convert Cardinal to a business corporation organized under the NCBCA. This Plan of Merger shall apply as to such business corporation in the same manner as if such corporation were a party hereto.

     6.13 Accounting Methods. Neither MedPartners nor Cardinal shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

     6.14 Tax-Free Reorganization Treatment. Neither MedPartners nor Cardinal shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.15 Affiliate Agreements. MedPartners and Cardinal will each use their respective reasonable, good faith efforts to cause each of their respective Directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to MedPartners as soon as practicable an agreement substantially in the form attached hereto as Exhibit 6.15 relating to the disposition of shares of Cardinal Common Stock and shares of MedPartners Common Stock held by such person and the shares of MedPartners Common Stock issuable pursuant to this Plan of Merger.

     6.16 Cooperation. (a) MedPartners and Cardinal shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of MedPartners and Cardinal shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of its shareholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of MedPartners and Cardinal will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     6.17 Publication of Combined Results. MedPartners agrees that approximately 30 days after the end of the first full calendar quarter following the Effective Time, MedPartners shall cause publication of the combined results of operations of MedPartners and Cardinal, provided however that such period shall be tolled for such period as the financial statements required for the preparation of such financial statements for such publication are not reasonably available to MedPartners. For purposes of this Section 6.17, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     6.18 Transfer of Cardinal Assets. Following the Effective Time, MedPartners will transfer the assets and liabilities of Cardinal acquired in the Merger to the wholly-owned subsidiary of MedPartners which is to manage the practice of Cardinal Healthcare, P.A.

     6.19 Stock Purchase Plan. MedPartners will allow Cardinal IPA physicians to participate in the MedPartners Stock Purchase Plan at such time as the plan is adopted and instituted, provided (i) MedPartners shall have entered into a contractual relationship with Cardinal I.P.A. for the provision of management services and (ii) there are no legal or other restrictions that would preclude such participation. If such participation is so precluded, MedPartners will use its best efforts to provide a substitute program of stock purchase that is at least as favorable to such physicians as the MedPartners Stock Purchase Program would have been.

     6.20 MedPartners Employment. The current administrative staff and physicians of Cardinal will be given preferred consideration for positions with MedPartners as Regional Vice President of Operations and Regional Medical Director. Final selection of individuals from Cardinal for these positions will be made based on numerous factors including agreement by the Cardinal Board of Directors. MedPartners represents that there is no current Regional Medical Director.

     6.21 Spin-Off Subsidiary. (a) Immediately prior to the Effective Time and pursuant to the terms and provisions for the Agreement and Plan of Reorganization and Corporate Separation, in substantially the form attached hereto as Exhibit 6.21, Cardinal shall form and duly organize the Spin-Off Subsidiary and transfer to such subsidiary certain of Cardinal's assets and liabilities as agreed upon by the parties, including physician employment and independent contractor agreements, patient records, Medicare provider number,certain pension, profit sharing, welfare benefit plans and qualified retirement plans, all shares of Cardinal Physician Practice Management Corporation then owned by Cardinal, professional liability insurance policies and obligations to pay certain expenses.

     (b) By letter dated October 1, 1996, James M. Poole, M.D. ("Poole") provided Cardinal with notice of termination of his employment. Cardinal has not yet had the opportunity to quantify the amounts, if any, which may be due to Poole with respect to his termination. Pursuant to the Spin-Off, Cardinal will transfer Poole's employment contract to the Spin-Off Subsidiary which shall assume all obligations and liabilities due to Poole thereunder and shall treat as a Practice Expense under the Clinic Services Agreement any liability incurred with respect to Poole's equity interest, if any, in Cardinal. Furthermore, with respect to the employment contracts of Philip Burton, M.D. ("Burton") and Stephen Marsh, M.D. ("Marsh"), Cardinal will transfer the employment contracts of Burton and Marsh to the SpinOff Subsidiary, and shall treat as a Practice Expense under the Clinic Services Agreement any liability incurred with respect to respective equity interests of Burton and Marsh, if any, in Cardinal.

     6.22 Clinic Services Agreement. Prior to the Effective Time, Cardinal and the SpinOff Subsidiary shall enter into a Clinic Services Agreement substantially in the form of Exhibit 8.1(g) hereto.

     6.23 Employee Benefit Plans. (a) MedPartners shall (i) provide coverage to each individual who is an employee of Cardinal immediately prior to the Effective Time and will become an employee of MedPartners as of the Effective Time (an "Affected Employee") under MedPartners' 401(k) retirement plan (the "MedPartners 401(k) Plan") effective immediately following the Effective Time;
(ii) make profit sharing and/or matching contributions under the MedPartners 401(k) Plan on behalf of the Affected Employees for each plan year of the MedPartners 401(k) Plan in an amount equal to at least 3% of the compensation of the Affected Employees or, to the extent such contributions are not made, treat an equivalent amount of profit sharing and/or matching contributions made on behalf of the Affected Employees under the 401(k) retirement plan maintained by New Cardinal as MedPartners Expenses as provided in the Clinic Services Agreement; (iii) provide coverage to each Affected Employee under the group medical plan, group dental plan, group vision plan, group long-term disability insurance plan, group short-term disability plan, flexible benefits plan, and another benefit plan or arrangement maintained by MedPartners for the benefit of its employees (collectively, the "MedPartners Welfare Plans") effective either immediately following the Effective Time or as of the first date subsequent to the Effective Time on which it is administratively feasible to provide such coverage to the Affected Employees, provided that MedPartners shall ensure that the Affected

Employees will be eligible for group medical plan coverage, group dental plan coverage, group short-term disability plan coverage, group long-term disability plan coverage and flexible benefit plan coverage during any period following the Effective Time during which the Affected Employees are not yet eligible for coverage under the corresponding MedPartners Welfare Plan(s); (iv) recognize accumulated service of the Affected Employees with Cardinal for purposes of eligibility and vesting under the MedPartners 401(k) Plan and the MedPartners Welfare Plans; and (v) waive, or cause any insurance carriers providing benefits under the MedPartners Welfare Plans to waive, any preexisting condition requirements under the MedPartners Welfare Plans with respect to the Affected Employees.

     (b) To the extent that the New Cardinal desires to adopt the MedPartners 401(k) Plan, MedPartners shall take all actions necessary to allow New Cardinal to adopt the MedPartners 401(k) Plan, modified to the extent necessary or desirable, as mutually determined acceptable by New Cardinal and MedPartners, to reflect the manner in which New Cardinal shall participate in the MedPartners 401(k) Plan, provided that such modifications are consistent with applicable law.

     (c) To the extent that New Cardinal desires to participate in the group medical plan, group dental plan and/or group vision plan maintained by MedPartners (collectively, the "MedPartners Health Plans"), MedPartners shall take all actions necessary to allow New Cardinal to participate in the MedPartners Health Plans, provided that MedPartners shall ensure that such participation by New Cardinal in the MedPartners Health Plans is in accordance with the terms of the MedPartners Health Plans and applicable law.

     (d) MedPartners shall allow each individual who is an employee of Cardinal immediately prior to the Effective Time and who will become an employee of New Cardinal as of the Effective Time (the "New Cardinal Employees") to continue to receive reimbursements from his or her flexible spending accounts maintained under the Cardinal Healthcare, P.A. Flexible Benefits Plan for qualifying expenses incurred (i) prior to the Effective Time, or (ii) subsequent to the Effective time but on or before January 31, 1997.

     (e) MedPartners shall offer continued coverage to the New Cardinal Employees under the group health plans currently maintained by the Cardinal (the "Cardinal Health Plans") or, to the extent the Cardinal Health Plans are terminated, under MedPartners' group health plans, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                                   SECTION 7.

                       TERMINATION, AMENDMENT AND WAIVER.

     7.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of Cardinal Common Stock:

          (a) by mutual written consent of MedPartners and Cardinal:

          (b) by either MedPartners or Cardinal;

             (i) if, upon a vote at a duly held meeting of shareholders or any adjournment thereof, any required approval of the holders of Cardinal Shares shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before November 30, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of shareholders;

             (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

             (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

             (v) if either MedPartners or Cardinal gives notice of termination pursuant to Section 6.9;

          (c) by either MedPartners or Cardinal in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 8.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 8.2 (in the case of MedPartners) or Section 8.3 (in the case of Cardinal) is not capable of being satisfied prior to the end of the period referred to in
     Section 7.1(b)(ii);

          (d) By Cardinal, if Cardinal's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of Cardinal Shares or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 6.10) other than this Plan of Merger or (iii) resolved to do any of the foregoing; or

          (e) By MedPartners, if the holders of more than 10% of the Cardinal Shares shall have dissented as provided in Chapter 13 of the NCBCA before the taking of a vote on the Merger at the Shareholders Meeting.

     7.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 7.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 5.2 and 7.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     7.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of Cardinal Shares; provided, however, that after any such approval, there shall be made no amendment that pursuant to the NCBCA requires further approval by such shareholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 6.9.

     7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 7.1, an amendment of this Plan of Merger pursuant to Section 7.3, or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of MedPartners or Cardinal, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     7.6 Expenses. All costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, it being understood that if

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

the Merger is consummated, by reason thereof, MedPartners will indirectly bear the expenses incurred by Cardinal.

                                   SECTION 8.

                             CONDITIONS TO CLOSING.

     8.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by MedPartners and Cardinal):

          (a) Neither MedPartners nor Cardinal nor any of their respective subsidiaries, if any, shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of MedPartners effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of Cardinal, taken as a whole.

          (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

          (c) The holders of shares of Cardinal Common Stock shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 6.3 hereof.

          (d) The shares of MedPartners Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

          (e) MedPartners and Cardinal shall have received all consents, approvals and authorizations of third parties with respect to all material leases and management agreements to which such parties are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to MedPartners or Cardinal, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation.

          (f) MedPartners and Cardinal and the shareholders of Cardinal shall have entered into the Stock Restriction and Registration Rights Agreement set forth in Exhibit 6.4(f) attached hereto.

          (g) Cardinal and the Spin-Off Subsidiary shall have entered into the Clinic Services Agreement in the form of Exhibit 8.1(g) hereto.

     8.2 Conditions to Obligations of MedPartners. The obligations of MedPartners to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by MedPartners and Cardinal):

          (a) Each of the agreements of Cardinal to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Cardinal shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

          (b) The representation and warranty of Cardinal set forth in Section 3.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of Cardinal set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing Date as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that Cardinal shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by MedPartners) under Section 6.2 or otherwise permitted herein. MedPartners shall have been furnished with a certificate, executed by a duly authorized officer of Cardinal, dated the Closing Date, certifying in such detail as MedPartners may reasonably request as to the fulfillment of the foregoing conditions.

          (c) MedPartners shall have obtained, or obtained the transfer of, any licenses and other regulatory approvals necessary to allow the Surviving Corporation to operate Cardinal's business, unless the failure to obtain such transfer or approval would not have a material adverse effect on Cardinal.

          (d) MedPartners shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of MedPartners and Cardinal.

          (e) MedPartners shall have received an opinion from Alston & Bird, in customary form and reasonably satisfactory to MedPartners.

          (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

          (g) MedPartners shall have received "Affiliate Letters" as provided in
     Section 6.15 herein from each of the affiliates of Cardinal.

          (h) Each of the shareholders of Cardinal shall have executed and delivered to MedPartners an investment letter in the form of Exhibit 8.2(h) attached to this Plan of Merger.

          (i) Each of the shareholders of Cardinal shall have executed and delivered to MedPartners a Financial Data Sheet in the form included in the Information Package.

          (j) Each of the shareholders of Cardinal shall have executed and delivered an Indemnification Agreement covering uninsured medical malpractice liability in the form of Exhibit 8.2(j) attached to this Plan of Merger.

          (k) No more than five shareholders of Cardinal shall have voted against the Merger.

     8.3 Conditions to Obligations of Cardinal. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by Cardinal):

          (a) Each of the agreements of MedPartners to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and MedPartners shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

          (b) The representation and warranty of MedPartners set forth in
     Section 4.10(a) shall be true and correct as of the date of the Plan of Merger and as of the Closing Date. The representations and warranties of MedPartners set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). Cardinal shall have been furnished with a certificate, executed by duly authorized officers of MedPartners, dated

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

     the Closing Date, certifying in such detail as Cardinal may reasonably request as to the fulfillment of the foregoing conditions.

          (c) Cardinal shall have received an opinion from Alston & Bird to the effect that the Merger will constitute a reorganization with the meaning of
     Section 368(a) of the Code which opinion may be based upon reasonable representations of fact provided by officers of MedPartners and Cardinal.

          (d) Cardinal shall have received an opinion from Haskell Slaughter & Young, L.L.C., in customary form and reasonably satisfactory to Cardinal.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

          (f) MedPartners shall have either extinguished the underlying indebtedness or arranged for the release from personal liability of any indebtedness to third party lenders with respect to which any Cardinal shareholder is personally liable.

                                   SECTION 9.

                                 MISCELLANEOUS.

     9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     9.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to MedPartners:

              MedPartners, Inc.
              3000 Galleria Tower, Suite 1000
              Birmingham, Alabama 35244
              Attention: J. Brooke Johnston, Jr., Esq.
              Senior Vice President and General Counsel
              Facsimile: (205) 982-7709

         with a copy to:

              1200 AmSouth/Harbert Plaza
              1901 Sixth Avenue North
              Birmingham, Alabama 35203
              Attention: F. Hampton McFadden, Jr., Esq.
              Haskell Slaughter & Young, L.L.C.
              Facsimile: (205) 324-1133

         If to Cardinal:

              Cardinal Healthcare, P.A.
              3320 Wake Forest Road
              Suite 300
              Raleigh, North Carolina 27609
              Attention: D. Allen Hayes, M.D.
              Facsimile: (919)878-9260

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

         with a copy to:

              One Atlantic Center
              1201 West Peachtree Street
              Atlanta, Georgia 30309-3424
              Attention: Jonathan W. Lowe, Esq.
              Facsimile: (404)881-4777

     All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     9.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     9.4 Indemnification. MedPartners agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Cardinal as provided in their respective certificates or articles of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party and each such indemnified party's heirs and representatives.

     9.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     9.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     9.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     9.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with Cardinal or MedPartners, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries, if any, taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in applicable law, and
(iii) any changes resulting from any restructuring or other similar charges or write-offs taken by Cardinal with the consent of MedPartners; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger. Moreover, it shall not be deemed a "material adverse change" or "material adverse effect" so long as future financial performance shall be consistent with discussions between the parties in connection with the Merger.

     9.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 9.10) regardless of the quantity of any such material.

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

     9.10 "Environmental Laws". The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

     9.11 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     9.12 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     9.13 Entire Agreement. This instrument, including all Exhibits attached hereto and the Confidentiality Agreement contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     9.14 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     9.15 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     9.16 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by MedPartners, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     IN WITNESS WHEREOF, MedPartners and Cardinal have caused this Amended and Restated Plan and Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                          MEDPARTNERS, INC.

                                                                              By
                                          --------------------------------------

                                                                            Its:
                                          --------------------------------------

                                          CARDINAL HEALTHCARE, P.A.

                                                                              By
                                          --------------------------------------
                                                   D. Allen Hayes, M.D.
                                                        President

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